Exhibit 2.1

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Second Amendment to the Business Combination Agreement (this “Amendment”) is made and entered into as of January 31, 2025, by and among MGO Global, Inc. (“MGO”), and Heidmar Inc. (“HMI”).

WHEREAS, MGO and HMI are party to that certain Business Combination Agreement, dated June 18, 2024 (the “BCA”), as amended by that certain First Amendment to the BCA, dated December 17, 2024 (the “First Amendment”);

WHEREAS, Section 13.8 of the BCA permits amendment of the BCA by execution of a written instrument signed by each of MGO and HMI; and

WHEREAS, MGO and HMI, desire to amend the BCA as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, MGO and HMI, intending to be legally bound, hereby agree as follows.

1. Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the BCA.

2. Amendments to BCA. The BCA is hereby amended and modified in the following manner:

(a) Termination. Section 11.1(b) of the BCA is hereby amended such that the date appearing therein shall be changed from “February 10, 2025”, to “February 28, 2025.”

3. Ratification. Except as modified by this Amendment, the BCA remains unchanged and in full force and effect in its entirety and is hereby ratified and confirmed in all respects. Whenever the BCA is referred to in the BCA or in any other agreements, documents and instruments, such reference shall be deemed to be to the BCA as amended by this Amendment. Notwithstanding the foregoing, references to the date of the BCA, and references to “the date hereof” and “the date of this Agreement” or words of like import shall continue to refer to June 18, 2024.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall be constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile transmission or portable document format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile or portable document format shall be deemed to be their original signatures for all purposes.

5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.

MGO GLOBAL INC.

By:	/s/ Maximiliano Ojeda
Name:	Maximiliano Ojeda
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Business Combination Agreement]

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HEIDMAR INC.

By:	/s/ Pankaj Khanna_
Name:	Pankaj Khanna
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Business Combination Agreement]

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